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                                                                   EXHIBIT 10.2





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                                FIRST AMENDMENT
                             [DATED MARCH 21, 1997]

                                       TO

                            STOCK PURCHASE AGREEMENT
                        [DATED AS OF FEBRUARY 14, 1997]

                                  BY AND AMONG

                LIMT LOCAL INSERTION MEDIA TECHNOLOGY AB (PUBL)

                                      AND

                                 INDENET, INC.

                     RESPECTING THE ACQUISITION OF STOCK IN

                               CHANNELMATIC, INC.


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                               FIRST AMENDMENT TO

                            STOCK PURCHASE AGREEMENT


         This FIRST AMENDMENT to STOCK PURCHASE AGREEMENT ("Amendment"), dated March 21, 1997, is made by and between Limt Local Insertion Media Technology AB, a Swedish corporation ("Purchaser"), and IndeNet, Inc., a Delaware corporation, ("Stockholder"), being the majority shareholder of Channelmatic, Inc., a Delaware corporation (the "Company").

                      STATEMENT OF BACKGROUND INFORMATION

         A. Purchaser and Stockholder entered into that certain Stock Purchase Agreement, dated as of February 14, 1997 ("Agreement"), pursuant to which the Purchaser was to purchase Stockholder's 666,667 shares of common stock of the Company (the "Stock"), and an option to acquire the remaining 333,333 shares of the common stock.

         B. The acquisition originally was to have closed on February 27, 1997. On February 26, 1997, Purchaser notified Stockholder that it believed certain conditions precedent had not been satisfied and that the Agreement was thereby terminated. The Deposit provided for in Section 1.2 of the Agreement has been deposited in the Lorenz Alhadeff Cannon & Rose, LLP client trust account. Negotiations have ensued and the parties have agreed to certain modifications to the Agreement.

         C. Stockholder and Purchaser desire to certain provisions of the Agreement and to complete the acquisition, as hereinafter provided.

         D. Capitalized terms used in this Amendment and not defined shall have the same meanings assigned in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Amendment, the parties agree as follows:


         1. Section 1.1 of Article I of the Agreement shall be deleted in its entirety and replaced with the following:

                                   "ARTICLE I

                                 SALE OF SHARES

                 1. Sale of Shares. Subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Stockholder on the





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         Closing Date, the Stock and the right to acquire the Killion Shares
         (as provided in Section 8.2), as follows:

                          1.1 Purchase of Stock. Subject to the terms and conditions herein stated, Stockholder agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Stockholder on the Closing Date, the Stock.

                                  (a)      Price.  In full consideration for
         the purchase by Purchaser of the Stock and the right to acquire the Killion Shares, Purchaser shall pay to Stockholder cash in the aggregate amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (all references to currency herein are to United States Dollars unless clearly indicated to the contrary), issue in the name of Stockholder 237,700 shares of the common stock in Purchaser, and issue its Convertible Subordinated Debenture I ("Convertible Note") in the amount of SEK 10.697.500 and its Convertible Subordinated Debenture II ("Note") in the amount of SEK 10.696.494. The Convertible Note shall be subject to an option in favor of Stefan Ridderheim to purchase the Convertible Note from Stockholder for its face amount during the period from May 1, 1997 through December 31, 1998.

                                        (1)  Cash Portion.  The cash portion of
         the purchase price shall be paid to Stockholder by Purchaser's delivery of bank cashier's checks or other immediately available funds, payable to the order of Stockholder the total amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000).

                                        (2)  Share Portion.  Purchaser shall
         deliver to Stockholder evidence that Stockholder is the registered holder of Two Hundred Thirty Seven Thousand Seven Hundred (237,700) shares of Purchaser's common stock (the "LIMT Shares").

                                        (3)  Note Portion.  Purchaser shall
         deliver to Stockholder the Convertible Note, dated as of May 1, 1997, which shall be in the principal amount of SEK 10.697.500, with interest at the rate of 5.5% per annum payable quarterly via wire transfer, all due and payable April 30, 2000. The Note shall provide that the principal, together with any accrued interest thereon, may be prepaid, in full or in part, at any time prior to December 31, 1998, and interest shall thereupon cease on the portion so prepaid. The Note shall also provide that (x) at any time after December 31, 1998, the Note will be convertible at the option of the registered holder into shares of the common stock of Purchaser at the rate of one share for each SEK 90 of principal amount to be converted, (y) a holder desiring to convert shall give written notice to Purchaser not later than ten (10) days prior to the end of the term and (z) if not converted or paid in full on or prior to the end of the term the Note will thereupon be due and the conversion right will lapse.

         Purchaser shall also deliver to Stockholder the Note, dated as of May 1, 1997, which shall be in the principal amount of SEK 10.696.494, with interest at the





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         rate of 5.5% per annum, payable on the last day of each calendar quarter via wire transfer, in twelve (12) equal quarterly installments of principal and interest, with any unpaid principal and interest due and payable three (3) years from the date of issuance. The Note shall provide that the principal, together with any accrued interest thereon, may be prepaid, in full or in part, at any time and that if the Note is paid in full prior to December 31, 1998, such prepayment may be made in the amount of Eighty Percent (80%) of the then unpaid principal balance, plus accrued but unpaid interest. The Note shall also provide that (x) if any payment is not received within ten (10) days after its due date, Stockholder shall give written notice of such nonpayment to Purchaser, who shall have thirty (30) days thereafter to cure the default, (y) in the event payment is not made within such cure period, Purchaser shall be in default and Stockholder shall have the right, in addition to any other available remedies, to convert the unpaid portion of the Note into LIMT Shares at Eighty Percent (80%) of the conversion rate applicable under the Convertible Note, i.e., at SEK 72. The Note and Convertible Note will be in the form of Exhibits 1-A and 1-B, respectively, attached hereto.

                                  (b)      Delivery of Securities.  The parties
         understand and agree that the actual delivery of the LIMT Shares shall be made pursuant to the provisions of the Swedish Securities Account Act. The LIMT Shares will be issued as interim shares as soon as Stockholder has taken all necessary steps to open a securities account at a Swedish bank or stock brokerage firm. The LIMT Shares will be converted into ordinary shares as soon as the increase in the share capital in Purchaser has been registered with the Swedish Patent and Registration Office. The issuance of the Convertible Note requires the approval of the shareholders of Purchaser, which approval will be sought at a meeting of the shareholders scheduled for April 14, 1997. The Convertible Note, in the form of Exhibit 1-B, shall be delivered to Stockholder not later than April 30, 1997. In the event the shareholders of Purchaser fail to approve the issuance of the Convertible Note, Purchaser will deliver an additional 118,850 shares of the common stock of Purchaser to Stockholder not later than April 30, 1997 in satisfaction of the obligations of Purchaser under Section 1.1(a)(3)."

         2.      New Sections 1.3 and 1.4 shall be added, as follows:

                          "1.3    Effective Date.  Purchaser shall have all the
         rights and duties appurtenant to the ownership of the Shares from and after the Closing. For accounting purposes, the transfer of ownership shall be deemed to have occurred as of the close of business on March 31, 1997.

                          1.4 Exclusion of Intangible. The parties recognize and agree that the books and records of Stockholder reflect an intangible asset consisting of the excess purchase price paid by Stockholder upon the acquisition of the Shares over the fair market value of the tangible assets of the company. This intangible asset shall be a remain the asset of Stockholder, subject only to whatever tax amortization rights Company might have respecting such intangible asset under applicable law and regulations."





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         3.      Section 8.3, Repurchase Option, shall be deleted in its
                 entirety.


         4. For purposes of Section 2, and for all other purposes under the Agreement, the Disclosure Date shall be March 24, 1997.

         5.      A new Section 3.7 shall be added, as follows:

                          "3.7    Conformity with Swedish Law.  The enforcement
         and default terms and conditions of the Convertible Note and the Note, as described in Section 1.1(a)(3), conform with normal practice for similar instruments under typical Swedish procedures and represent valid and enforceable obligations as against Purchaser.

         6. Section 7.1 shall be deleted in its entirety and replaced with the following:

                          "7.1    Time and Place.  The sale referred to in
         Section 1.1 shall take place at 2:00 P.M. at the offices of Lorenz Alhadeff Cannon & Rose, LLP, 550 West "C" St. Nineteenth Floor, San Diego, California, on March 24, 1997, or at such other time and date as the parties hereto shall by written instrument designate. Such time and date are herein referred to as the 'Closing Date.'"

         7. Sections 7.3(a) and (b) shall be deleted in their entirety and replaced with the following:

                                  (a)  Bank cashier's checks or other
         immediately available funds in the total amount of $5,250,000, as provided in Section 1.1(a)(1) in such separate instruments as may be necessary to pay in full all obligations respecting the Killion Option or that constitute an encumbrance on the shares or on the assets of the Company, including specifically payment of $3.344,641 to Killer Barn, Inc. in full satisfaction of the promissory note and $92,900 in full satisfaction of the payments due under the Killion Option;

                                  (b)  Such evidence of the deliveries and
         registrations, as  provided in Section 1.1(b).





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         8.      Except as amended hereby, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, each of Stockholder and Purchaser has caused its corporate name to be hereunto subscribed by its duly authorized officer, as of the day and year first above written.


PURCHASER:                            Limt Local Insertion Media Technology AB,
                                      a Swedish corporation


                                      By: /s/ Stefan Ridderheim
                                          ________________________________
                                          Stefan Ridderheim,
                                          Its Chairman of the Board


STOCKHOLDER:                          IndeNet, Inc.,
                                      a Delaware corporation,


                                      By: /s/ Robert W. Lautz
                                          ________________________________
                                          Robert W. Lautz, Its President

















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